EXHIBIT 10.1

Borders Group, Inc.

Non-Qualified
Deferred Compensation Plan

Effective as of January 1, 2005

Article I
Establishment and Purpose	Page 3
Article II
Definitions	Page 3
Article III
Eligibility and Participation	Page 8
Article IV
Deferral Elections, Company Contributions, Account Valuation	Page 9
Article V
Distributions and Withdrawals	Page 14
Article VI
Administration	Page 16
Article VII
Amendment and Termination	Page 17
Article VIII
Informal Funding	Page 18
Article IX
Claims	Page 19
Article X
General Conditions	Page 23

ARTICLE I

Establishment and Purpose

The Borders Group, Inc. Non-Qualified Deferred Compensation Plan (the “Plan”) has been established by Borders Group, Inc., a Michigan Corporation (the “Company”), effective as of January 1, 2005 (the “Effective Date”), with respect to Eligible Employees (as defined in Section 2.21). The purpose of the Plan is to provide certain Eligible Employees with an opportunity to defer the receipt and income taxation of a portion of such employees’ annual compensation. The Plan is intended to be an unfunded arrangement maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees of the Company. The Plan is intended to be exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA as a “top hat” plan, and to be eligible for the alternative method of compliance for reporting and disclosure available for unfunded “top hat” plans. The Plan is also intended to comply with the requirements of Code Section 409A so that all compensation deferred under the Plan for any taxable year shall not be includible in gross income for such taxable year.

ARTICLE II

Definitions

2.1	Account. Account means a bookkeeping account maintained by the Company to record deferrals allocated to it by the Participant, Company Contributions (if any), Deemed Investments, distributions, and such other transactions, if any, that may be required to properly administer the Plan. An Account shall be utilized solely as a device for the measurement of the value of the Account Balance to be paid to the Participant under the Plan. The Account shall not constitute or be treated as an escrow, trust fund, or any other type of funded account for Code or ERISA purposes and amounts credited thereto shall not be considered “plan assets” for federal income tax or ERISA purposes.

2.2	Account Balance. Account Balance means, with respect to the Deferred Compensation Account or any component Account, the total value of all the Investment Options in which the Participant deferrals, and Company Contributions (if any), have been Deemed Invested as of a specific date, taking into account the value of all distributions from that Account.

2.3	Allocation Election. Allocation Election means a choice by a Participant of one or more Investment Options, and the allocation among them, in which future Participant deferrals and/or existing Account Balances are Deemed Invested for purposes of determining earnings in a particular Account.

2.4	Annual Valuation Date. Annual Valuation Date means the anniversary of the Termination Valuation Date or In Service Valuation Date utilized to determine the amount of an annual installment payment.

2.5	Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive benefits to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if:

(a)	the Participant has not designated a natural person or trust as Beneficiary, or

(b)	the designated Beneficiary(ies) has/have all predeceased the Participant.

2.6	Change in Control. Change in Control means a “change in ownership or effective control” as such phrase is defined in guidance issued by the Secretary of the Treasury in accordance with Section 409A(e) of the Code.

2.7	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.8	Company. Company means Borders Group, Inc.

2.9	Company Contributions. Company Contributions means all Company Matching and Discretionary Contributions made with respect to a Participant.

2.10	Company Discretionary Contribution. Company Discretionary Contribution means a credit to a Participant’s Retirement Account by the Company or a Participating Employer at a time and in an amount determined in the sole discretion of the Company or the Participating Employer.

2.11	Company Matching Contribution. Company Matching Contribution means a credit to a Participant’s Deferred Compensation Account (or Account) by the Company or a Participating Employer calculated by the Plan Administrator to be a pre-set fraction or multiple of the amount of a Participant’s deferral in accordance with the provisions of Section 4.3 of this Plan.

2.12	Compensation. Compensation means, for purposes of the Plan:

(a)	the Participant’s annual base salary from his Employer for the Plan Year paid or payable in a regular salary paycheck while an active Participant in the Plan, including any amounts deferred under the Plan or any other nonqualified deferred compensation plan and any amounts contributed by the Employer on the Participant’s behalf pursuant to a salary deferral agreement which amounts are not includible in the Participant’s income under Code Section 125, 132(f)(4) or 402(g)(3); and

(b)	the Participant’s variable compensation, if any, from his Employer for services performed during the Plan Year, including, but not limited to, bonus amounts and management incentive compensation for service performed while an active Participant in the Plan.

2.13	Compensation Deferral Agreement. Compensation Deferral Agreement means the written deferral election form furnished by the Plan Administrator, or the screen or screens on the

Participant website approved by the Plan Administrator, on which a Participant agrees to participate in the Plan, be bound by the provisions of the Plan document, and elects: (a) the amount of deferral and type of Compensation to be deferred beginning the first day of the following Plan Year; (b) any In Service Distribution Dates for that year’s, or a portion of that year’s, deferrals; and (c) the Participant’s Payment Schedule election for the Retirement Benefit and for In Service Distributions.

2.14	Death Benefit. Death Benefit shall mean a distribution of the total amount of the Participant’s Deferred Compensation Account Balance, including any remaining unpaid In Service Account balances, to the Participant’s Beneficiary(ies) in accordance with Article V of the Plan.

2.15	Deemed Investment. A Deemed Investment (or “Deemed Invested”) means the conversion of a dollar amount of deferred Compensation and Company Contributions (if any) credited to a Participant’s Deferred Compensation Account into notional shares or units or ownership (or a fraction of such measures of ownership, if applicable) of a security (e.g., mutual fund or other investment) which is referred to by the Investment Option(s) selected by the Participant. The conversion shall occur as if shares (or units) of the designated investment were being purchased (or sold, in the case of a distribution) at the purchase price as of the close of business of the day on which the Deemed Investment occurs. At no time shall a Participant have any real or beneficial ownership in the actual security to which the Investment Option refers, irrespective of whether such a Deemed Investment is mirrored by an actual identical investment by the Company or a trustee acting on behalf of the Company.

2.16	Deferred Compensation Account. Deferred Compensation Account means the Account that records the total amount of liability of the Company to the Participant at any point in time, and includes all In Service Accounts, the Retirement Account, and any other Account maintained by the Plan Administrator (e.g., a separate Company Contribution Account) to properly administer the Plan.

2.17	Disability. Disability means that a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.

2.18	Disability Benefit. Disability Benefit shall mean a payment by the Company or Participating Employer of the Participant’s Deferred Compensation Account Balance, including all unpaid In Service Account Balances, to the Participant in a single lump sum.

2.19	Eligible Employee. Eligible Employee means, for a Plan Year or portion of a Plan Year, an individual:

(a)	who is an employee of an Employer, exclusive of any employee who provides services to an Employer under a contract or arrangement with either the individual or with an agency or leasing organization that treats the individual as either an individual contractor or an employee of such agency or leasing organization, even if such individual is later determined to have been a common law employee of the Employer rather than an independent contractor or an employee of such agency or leasing organization;

(b)	who is a member of a select group of management or highly compensated employees; and

(c)	either (i) who, for such Plan Year, has satisfied such minimum compensation or other classification requirements established from time to time by the Plan Administrator, or (ii) who otherwise is designated by the Plan Administrator, in its sole discretion, as eligible to elect to participate in the Plan.

2.20	Employee. Employee means a full-time salaried employee of the Company or a Participating Employer.

2.21	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.22	In Service Distribution. In Service Distribution means a payment by the Company or a Participating Employer to the Participant following a date elected by the Participant (the In Service Distribution Date) of the amount represented by the Account Balance in the In Service Account pertaining to that In Service Distribution. In Service Distributions shall be made in accordance with the Participant’s In Service Distribution Payment Schedule election.

2.23	In Service Account. In Service Account means a separate Account of the Deferred Compensation Account, created whenever a Participant elects a new In Service Distribution Date (not already established with an Account) with respect to a portion, or all, of his or her deferred Compensation, to which such portion of deferral specified by the Participant is credited and Deemed Invested in accordance with the Participant’s Allocation Election.

2.24	In Service Distribution Date. In Service Distribution Date means the date during the first quarter of the year selected by the Participant on which the In Service Distribution Account Balance shall be distributed in accordance with the Participant’s In Service Distribution Payment Schedule election.

2.25	In Service Valuation Date. In Service Valuation Date means January 15 of the year of distribution.

2.26	Investment Option. Investment Option means a notional security such as a mutual fund, life insurance policy separate account, or other investment approved by the Plan Administrator for use as part of an Investment Option menu, which a Participant may elect as a measuring device to determine Deemed Investment earnings (positive or negative) to be valued in the Participant’s Account(s). The Participant has no real or beneficial ownership in the security or other investment represented by the Investment Option.

2.27	Participant. Participant means any Eligible Employee who has been admitted to, and has not been removed from, participation in the Plan pursuant to Article III.

2.28	Participating Employer. Participating Employer means a subsidiary or affiliate of the Company that has adopted the Plan for Eligible Employees that it employs and that assumes responsibility for payment of benefits to its Participant Employees in accordance with the terms of the Plan. The Company and Participating Employers are sometimes referred to herein collectively as the “Employers” and individually as an “Employer”.

2.29	Payment Schedule. Payment Schedule means the method and timing of a distribution (e.g., single lump sum or installment payments) as elected by the Participant for distributions that permit Payment Schedule elections under the Plan.

2.30	Plan. Plan means the Borders Group, Inc. Non-Qualified Deferred Compensation Plan, as may be amended from time to time.

2.31	Plan Administrator. Plan Administrator means the Company, or such organization or person(s) appointed by the Board of Directors of the Company to administer the Plan.

2.32	Plan Year. Plan Year means January 1 through December 31.

2.33	Retirement. Retirement shall mean the voluntary termination of employment with the Company or a Participating Employer upon reaching age 62, or after reaching age 55 with at least ten (10) years of service with the Company or a Participating Employer.

2.34	Retirement Benefit. Retirement Benefit shall mean a payment by the Company or Participating Employer of the Participant’s Deferred Compensation Account Balance, including all unpaid In Service Account Balances, to the Participant in accordance with the Participant’s Payment Schedule election or as otherwise specified in Article V of the Plan.

2.35	Retirement Account. Retirement Account shall mean that portion of the Deferred Compensation Account not allocated to In Service Accounts.

2.36	Termination Benefit. Termination Benefit shall mean a payment by the Company or Participating Employer of the Participant’s Deferred Compensation Account Balance, including all unpaid In Service Account Balances, to the Participant in a single lump sum.

2.37	Termination of Employment. Termination of Employment shall mean the termination of a Participant’s employment with the Company (or Participating Employer that is the Participant’s employer), for any reason. The foregoing notwithstanding, as determined in the sole discretion of the Plan Administrator, if a Participant transfers to the employ of a Participating Employer (or the Company) after terminating employment with another Participating Employer (or the Company), no Termination of Employment shall be deemed to have occurred for purposes of this Plan.

2.38	Termination Valuation Date. Termination Valuation Date shall mean the last day of the calendar quarter in which Termination of Employment occurs. The foregoing notwithstanding, in the event a Participant is a “key employee” as defined in Code Section 416(i) at the time of such Participant’s Termination of Employment, then Termination Valuation Date shall mean the last day of the calendar quarter that is at least six (6) months after the date of Termination of Employment.

ARTICLE III

Eligibility and Participation

3.1	Eligibility and Participation. Each Employee shall become an Eligible Employee as of the date he is notified by the Plan Administrator or its delegate that he has been selected to become an Eligible Employee. The Plan Administrator shall determine such factors as it, in its sole discretion, considers pertinent in selecting Eligible Employees. Each Eligible Employee may irrevocably elect to have deferrals made on his behalf for a Plan Year, or a portion of a Plan Year, pursuant to Section 4.1 and thereby become a Plan Participant. A Participant must complete such forms and provide such data in a timely manner as is required by the Plan Administrator. Such forms and data may include, without limitation, his acceptance of the terms and conditions of the Plan and his designation of a Beneficiary to receive any Death Benefits hereunder.

3.2	Duration. Once an Employee becomes a Participant, such Employee shall continue to be a Participant so long as he or she is entitled to receive benefits hereunder, notwithstanding any subsequent Termination of Employment.

3.3	Revocation of Future Participation. Notwithstanding the provisions of Section 3.2, the Plan Administrator may revoke such Participant’s eligibility to make future deferrals under this Plan. Such revocation will not affect in any manner a Participant’s Deferred Compensation Account or other terms of this Plan.

3.4	Notification. Each newly Eligible Employee shall be notified by the Plan Administrator, in writing, of his or her eligibility to participate in this Plan.

3.5	Application of ERISA. It is the intent of the Company that the Plan be exempt from Parts 2, 3, and 4 of Subtitle B of Title I of ERISA as an unfunded plan that is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (the “ERISA exemption”). Notwithstanding anything to the contrary in this Article III or in any other provision of the Plan, the Plan Administrator may in its sole discretion exclude any one or more

Eligible Employees from eligibility to participate or from participation in the Plan, may exclude any Participant from continued participation in the Plan, and may take any further action it considers necessary or appropriate if the Plan Administrator reasonably determines in good faith that such exclusion or further action is necessary in order for the Plan to qualify for, or to continue to qualify for, the ERISA exemption.

ARTICLE IV

Deferral Elections, Company Contributions, and Participant Account Valuation

4.1	Deferral Elections, generally

(a)	A Participant shall make deferral elections by completing and submitting to the Plan Administrator the Compensation Deferral Agreement (or by completing and electronically submitting the deferral election screen on the Participant website, when made available by the Plan Administrator). Deferral elections pertaining to base salary shall be made within the time period prescribed by the Plan Administrator, but before the first day of the Plan Year for which the base salary to be deferred is payable. Deferral elections for bonuses which qualify as “performance-based compensation” based on services performed over a period of at least twelve months under Code Section 409A (and regulations and other published governmental guidance with regard thereto) shall be made no later than six (6) months prior to the end of the period over which performance is evaluated in order to determine the amount of the bonus. Deferral elections pertaining to other bonuses shall be made no later than the close of the taxable year prior to the beginning of the period during which services are performed upon which the bonus is determined.

(b)	Notwithstanding the foregoing, a newly Eligible Employee who becomes eligible to be a Participant during December of any Plan Year may make deferral elections with respect to Compensation which will be earned during the portion of the following Plan Year which is after such election, within 30 days of the date of notification of eligibility as required in Section 3.4 of the Plan.

(c)	Deferral elections pertaining to base salary shall be for an entire Plan Year and will remain in effect only during the Plan Year to which they refer. New deferral elections pertaining to base salary must be made prior to each Plan Year in order to defer base salary during such Plan Year. Such new deferral elections shall become effective on the first day of the Plan Year following the date of the election. Deferral elections pertaining to bonus shall be for bonuses payable with respect to a particular performance period and will remain in effect only for the particular bonus and performance period to which they refer.

(d)	A deferral election shall designate the amount of Compensation to be deferred in a dollar amount or in whole percentages, as determined by the Plan Administrator from time to time. The Plan Administrator may establish a maximum deferral amount for each component of Compensation, may permit separate elections for each component of Compensation, and may change the maximum prospectively.

(e)	The foregoing paragraphs under this Section 4.1 notwithstanding, a Participant’s deferral election shall be reduced by the Plan Administrator, in its sole discretion, to the extent necessary to provide the Participant with sufficient Compensation to satisfy his employment tax deductions, wage withholding and any other payroll deductions.

(f)	Deferrals pertaining to base salary shall be deducted on a pro rata basis from a Participant’s base salary on each payday during the Plan Year (the “deferral date”). Deferrals pertaining to other components of Compensation (e.g., bonuses) shall be deducted from the Participant’s Compensation on the date such component of Compensation is (or would otherwise be) paid (the “deferral date”). All deferrals shall be credited to the appropriate Account and a Deemed Investment shall be made in the investment(s) represented by the Investment Option(s) elected by the Participant as of the close of business on the deferral date or as otherwise provided by the Plan Administrator.

(g)	A Participant may not modify or revoke a deferral election during a Plan Year or with respect to a bonus performance period by changing the amount of the Compensation deferral.

(h)	The Compensation Deferral Agreement (or Participant website screen) shall indicate the Participant’s election of a Payment Schedule for a Participant’s Retirement Benefit. As may be determined from time to time by the Plan Administrator in its sole discretion, permissible Payment Schedule elections for the Retirement Benefit include: (a) a portion, or all, in a single lump sum payable within 30 days following the Termination Valuation Date; and (b) the balance (if any) in up to ten (10) annual installment payments payable at the time described in Section 5.4. An election of a Retirement Benefit Payment Schedule shall pertain to the entire Retirement Benefit Account Balance. A Participant shall be permitted to change his or her Retirement Benefit Payment Schedule election at any time by filing a new Compensation Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election is made at least thirteen (13) months prior to the Participant’s date of Retirement, and provided further that any such change does not accelerate the time or schedule of any payment under the Plan except as provided in Treasury Regulations. Any Payment Schedule election made within thirteen months of Retirement shall be null and void, and the most recent valid Payment Schedule election which is dated at least thirteen months prior to Retirement shall be deemed to be in effect. In the event a Participant has not made a valid Payment Schedule election, the Retirement Benefit will be paid in a single lump sum.

4.2	In Service Distribution Date Election.

(a)	The Compensation Deferral Agreement (or Participant website screen) shall also indicate the Participant’s election of In Service Distribution Date(s) (if any). An In Service Distribution Date must be at least one (1) full year from the end of the Plan Year during which deferrals will be credited to the corresponding In Service Account.

(b)	An In Service Distribution election shall pertain to such portion of deferred Compensation for the Plan Year as elected by the Participant. The Plan Administrator shall create an In Service Account for each unique In Service Distribution Date, unless such Account already exists, to which such portion of deferred Compensation shall be credited. In the event an In Service Account has already been established for the In Service Distribution Date referred to in the deferral election, such portion of deferred Compensation shall be credited to the existing In Service Account.

(c)	A Participant may maintain up to five (5) In Service Accounts at any one point in time.

(d)	A Participant may change or cancel an In Service Distribution Date, as follows:

(i)	An In Service Distribution Date change (including a cancellation) may be made by submitting a new Compensation Deferral Agreement or such other form as may be provided for In Service Distribution Date changes by the Plan Administrator (or completing and electronically submitting the appropriate screen on the Participant website, when available) at any time, provided that the date that such form is submitted to the Plan Administrator is at least thirteen (13) months prior to the In Service Distribution Date being changed, and provided further that any such change does not accelerate the time or schedule of any payment under the Plan except as provided in Treasury Regulations;

(ii)	The In Service Distribution Date may be extended to a subsequent year (and must be extended by at least five full years). If the new date corresponds to an existing In Service Distribution Date, the In Service Accounts will be combined into one In Service Account. In Service Distribution Dates may not be accelerated;

(iii)	The In Service Distribution Date may be cancelled, even after a change. A cancellation of an In Service Distribution Date shall cause the In Service Account associated with it to be merged into the Retirement Account;

(iv)	Making an In Service Distribution Date change or cancellation in accordance with the Plan must pertain to the entire In Service Account Balance. Such a modification is specific to the In Service Distribution to which it refers, and shall not affect other In Service Distributions (except as provided in (ii) herein) or the ability of the Participant to make new In Service Distribution elections with respect to new deferral contributions so long as the total number of In Service Distribution Dates does not exceed three (3), or the maximum set by the Plan Administrator if greater.

(e)	Any portion of a deferral not credited to an In Service Distribution Account will be credited to the Retirement Account.

(f)	The Compensation Deferral Agreement shall also indicate the Participant’s Payment Schedule election for each In Service Distribution Date. Permissible Payment Schedules for In Service Distributions are: (a) a single lump sum or (b) from two (2) to five (5) annual installment payments. A Participant shall be permitted to change his or her In Service Payment Schedule election at any time by filing a new Compensation Deferral Agreement (or by following such procedures as are set by the Plan Administrator regarding using the Participant website, when available), provided such election is made at least thirteen (13) months prior to the In Service Distribution Date, and provided further that any such change does not accelerate the time or schedule of any payment under the Plan except as provided in Treasury Regulations.

4.3	Company Contributions and Vesting

(a)	Company Matching Contributions. The Company or a Participating Employer may, in its sole discretion, elect to make Company Matching Contributions. Unless otherwise communicated to Participants, the Company Matching Contribution formula is $.50 for each $1.00 of Compensation deferred by a Participant, with a maximum contribution of $3,000 per Plan Year. The Company Matching Contribution shall be credited to the account of a Participant only if such Participant is employed by his Employer on the last day of the Plan Year. The Company Matching Contribution shall be credited to the Participant’s Account(s) in the same proportion as the Participant has elected for his or her Compensation that is being matched. Such credit shall be made on the last day of the Plan Year, unless otherwise specified in the Company Matching Contribution formula. Contribution formulas may be changed for future Plan Years, but may not be changed during a Plan Year. Company Matching Contributions are immediately 100% vested.

(b)	Company Discretionary Contributions. The Company or a Participating Employer may, in its sole and absolute discretion, make Company Discretionary Contributions to one, some, or all Participant(s) by crediting to said Participants’ Retirement Account an amount determined in the sole and absolute discretion of the Company. The Company or a Participating Employer shall be under no obligation to make Company Discretionary Contributions. When made, Company Discretionary Contributions are immediately 100% vested.

(c)	Deemed Investments of Company Contributions shall be made in the same manner as for deferrals (Section 4.4 of the Plan) on the date the Company Contribution is credited to the Participant’s Account.

4.4	Allocation Elections and Valuation of Accounts

(a)	A Participant shall elect Investment Options from a menu provided by the Plan Administrator. The initial election shall be made on the Allocation Election form approved by the Plan Administrator (or Allocation Election Screen on the Participant website approved by the Plan Administrator) and shall specify the allocations among the Investment Options elected. A Participant may make different Allocation Elections for each Account. A Participant’s Accounts shall be valued as the sum of the value of all Deemed Investments minus any withdrawals or distributions from said Account. Investment Options shall be utilized to determine the earnings attributable to the Account. Elections of Investment Options do not represent actual ownership of, nor ownership rights in or to, the securities or other investments to which the Investment Options refer, nor are the Employers in any way bound or directed to make actual investments corresponding to Deemed Investments.

(b)	The Plan Administrator, in its sole discretion, shall be permitted to add or remove Investment Options provided that any such additions or removals of Investment Options shall not be effective with respect to any period prior to the effective date of such change. Any unallocated portion of an Account or any unallocated portion of new deferrals shall be Deemed Invested in an Investment Option referring to a money market based fund.

(c)	A Participant may make a new Allocation Election with respect to future deferrals or current Account Balances (or both), provided that such new allocations shall be made on the Allocation Election form approved by the Plan Administrator (or Allocation Election Screen on the Participant website approved by the Plan Administrator) and shall specify the allocations among the Investment Options elected. A Participant may make a different Allocation Election for each Account Balance. Subject to restrictions on the timing and number of permitted changes to Allocation Elections within certain time periods (if any) established by the Plan Administrator, new Allocation Elections may be made on any business day, and will become effective on the same business day or, in the case of Allocation Elections received after a cut-off time established by the Plan Administrator, the following business day.

(d)	Notwithstanding anything in this Section to the contrary, the Employers shall have the sole and exclusive authority to invest any or all amounts deferred in any manner, regardless of any Allocation Elections by any Participant. A Participant’s Allocation Election shall be used solely for purposes of determining the value of such Participant’s Account Balances and the amount of the corresponding liability of the Company in accordance with this Plan.

(e)	If an error or omission is discovered in the Account Balance of a Participant, in the amount of a Participant’s deferrals, or the amount of Company Contributions credited to the Participant’s Account, the Plan Administrator, in its sole discretion, shall cause appropriate equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE V

Distributions and Withdrawals

5.1	In Service Distributions.

(a)	Each In Service Distribution shall be paid in accordance with the Payment Schedule election made with respect thereto, beginning within 30 days following the In Service Distribution Date. The In Service Distribution amount shall be determined as of the In Service Valuation Date. In the event a Participant has elected installment payments for an In Service Distribution, the installment payments shall be determined as set forth in Section 5.4 of the Plan.

(b)	Notwithstanding a Participant’s election to receive an In Service Distribution, all In Service Account Balances shall be distributable as part of a Retirement, Termination, Disability, or Death Benefit if the triggering date for such Benefit occurs prior to the completion of payment(s) elected in connection with any In Service Distribution Date.

5.2	Retirement Benefit Distribution. In the event that a Participant experiences a Retirement, the Retirement Benefit will be paid to such Participant in accordance with such Participant’s Retirement Benefit Payment Schedule election. The Retirement Benefit will be paid (or the first payment will be made) by the Company or Participating Employer within 30 days following the Termination Valuation Date.

5.3	Termination Benefit Distribution. In the event that a Participant experiences a Termination of Employment that does not qualify as a Retirement, death or Disability, the Termination Benefit will be paid to such Participant in a single lump sum within 30 days following the Termination Valuation Date.

5.4	Installment Payments. If the Participant has elected installment payments for such Participant’s Retirement Benefit distribution or an In Service Distribution, annual cash payments will be made beginning within 30 days following the applicable Valuation Date (Termination or In Service) or, in the event of a partial lump sum election, following the first anniversary of the partial lump sum payment made following Retirement. Such payments shall continue annually on or about the anniversary of the previous installment payment until the number of installment payments elected has been paid. The installment payment amount shall be determined annually as the result of a calculation, performed on the Annual Valuation Date, where (a) is divided by (b):

(a)	equals the value of the applicable Account on the Annual Valuation Date; and

(b)	equals the remaining number of installment payments.

5.5	Small Account Balance Lump Sum Payment. Anything to the contrary in this Plan notwithstanding, in the event that a Participant’s Retirement Account Balance is less than $25,000 on the initial Termination Valuation Date, the Retirement Benefit shall be paid in a single lump sum and any form of payment election to the contrary shall be null and void.

5.6	Disability Benefit. In the event a Participant suffers a Disability, the Disability Benefit shall be paid by the Company or Participating Employer within 30 days following the Valuation Date, which, for purposes of the Disability Benefit, shall be the end of the calendar quarter in which the onset of Disability occurs.

5.7	Death Benefit. In the event of a Participant’s death either before Termination of Employment or before complete distribution of any In Service Distribution or Retirement Benefit, such Participant’s Beneficiary, named on the most recently filed Beneficiary Designation Form, shall be paid a Death Benefit in the amount of the remaining Deferred Compensation Account Balance in a single lump sum within 30 days following the Valuation Date which, for purposes of determining the Death Benefit, shall be the last day of the calendar quarter in which the Participant’s death occurs.

5.8	Unforeseeable Emergency. A Participant may request, in writing to the Plan Administrator, a withdrawal from his or her Deferred Compensation Account if the Participant experiences an “unforeseeable emergency”. An unforeseeable emergency is a severe financial hardship to the participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The Plan Administrator, in its sole discretion, shall determine whether a Participant has experienced an unforeseeable emergency. Withdrawals of amounts because of an unforeseeable emergency are limited to the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The amount of such unforeseeable emergency withdrawal shall be subtracted first from the vested portion of the Participant’s Retirement Account until depleted and then from the In Service Distribution Accounts (if any) beginning with the most distant. Values for purposes of administering this Section shall be determined on the date the Plan Administrator approves the amount of the unforeseeable emergency withdrawal, or such other date determined by the Plan Administrator.

5.09	Court Order. In the event a Court of competent jurisdiction orders a distribution of part, or all, of a Participant’s Account pursuant to a valid judgment or court order, the Plan Administrator shall, to the extent permitted under Code Section 409A (and regulations and other published governmental guidance with regard thereto), make a distribution to the Participant or other recipient named in the judgment or court order in the amount necessary to satisfy the judgment or court order.

5.10	Change in Control. Notwithstanding any other provision of the Plan to the contrary, a Participant may elect on his Compensation Deferral Agreement, upon a Change in Control, to receive a distribution of the total Account Balance, determined as of the date of the Change in Control. Such distribution shall be made in a lump sum payment within 30 days of the date on which a Change in Control occurs. The amount of such distribution shall reduce the Participant’s Account Balance as provided in Section 4.4.

5.11	Deductible Limit. Notwithstanding anything in the Plan to the contrary other than a distribution made pursuant to a Change in Control under Section 5.10, the distribution of a Participant’s benefit hereunder shall be limited to an amount that would not cause the Participant to receive compensation that the Plan Administrator determines would not be deductible under Code Section 162(m). Any amount of the Participant’s Account Balance that is not distributed to the Participant pursuant to the preceding sentence shall be distributed to the Participant within 30 days after the Plan Administrator determines that such distribution would be permissible under the terms and conditions of the preceding sentence.

ARTICLE VI

Administration

6.1	Plan Administration. The Plan shall be administered by the Plan Administrator, which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article IX.

6.2	Withholding. The Employer shall have the right to withhold from any payment made under the Plan (or any amount deferred into the Plan) any taxes required by law to be withheld in respect of such payment (or deferral).

6.3	Indemnification. The Company shall indemnify and hold harmless each Employee, former Employee, officer, director, agent or organization, to whom or to which is delegated duties, responsibilities, and authority with respect to administration of the Plan, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Employer. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

6.4	Expenses. The expenses of administering the Plan shall be paid by the Company.

6.5	Delegation of Authority. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who may be legal counsel to the Company.

6.6	Binding Decisions or Actions. The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE VII

Amendment and Termination

7.1	Amendment and Termination.

(a)	The Plan is intended to be permanent, but the Plan Administrator may at any time modify, amend, or terminate the Plan, provided that such modification, amendment or termination shall not cancel, reduce, or otherwise adversely affect the amount of benefits of any Participant accrued (and any form of payment elected) as of the date of any such modification, amendment, or termination, without the consent of the Participant.

(b)	Upon a Change in Control of the Company, the successor to the Company shall have the authority to designate one or more persons to exercise the authority of the Plan Administrator with respect to this Section 7.1, and such amendment powers shall be construed to include the power to merge this Plan into any plan of deferred compensation sponsored by such successor or its subsidiaries, subject to the limitations set forth above.

(c)	On termination of the Plan, to the extent permitted under Code Section 409A (and regulations and other published governmental guidance with regard thereto), each affected Participant’s Account Balances shall be distributed in a lump sum payment within 30 days after the date the Plan is terminated. The amount of any such distribution shall be determined as of the business day on which such distribution is processed. For purposes of this Section, the “business day on which such distribution is processed” refers to the business day established for such purpose by administrative practice, even if actual payment is made at a later date due to delays in valuation, administration or any other procedure. Such determination shall be binding on all Participants and Beneficiaries.

7.2	Adverse Income Tax Determination. Notwithstanding anything to the contrary in the Plan, if any Participant receives a deficiency notice from the United States Internal Revenue Service asserting constructive receipt of amounts payable under the Plan or current income taxation of deferred amounts, Company contributions, and/or the investment earnings attributed thereto, the Plan Administrator, in its sole discretion, may terminate the Plan or such Participant’s participation in the Plan, and/or may declare null and void any Plan provision with respect to affected Participants, or take any other actions that the Plan Administrator reasonably determines in good faith that will best carry out the purposes and intent of the Plan. In addition, it is intended that this Plan comply with all provisions of the Internal Revenue Code and regulations and rulings in effect from time to time regarding the permissible deferral of compensation and taxes thereon, and it is understood that this Plan does so comply. If the laws of the United States or of any relevant state are amended or construed in such a way as to make this Plan (or its intended deferral of compensation and taxes) in whole or in part void, then the Plan Administrator, in its sole discretion, may choose to terminate the Plan or it may (to the extent it deems practicable) give effect to the Plan in such a manner as it deems will best carry out the purposes and intentions of this Plan.

ARTICLE VIII

Informal Funding

8.1	General Assets. All benefits in respect of a Participant under this Plan shall be paid directly from the general funds of the Employer, or a Rabbi Trust created by the Company and funded by the Employers for the purpose of informally funding the Plan, and other than such Rabbi Trust, if created, no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in or to any investments which an Employer may make to aid the Employer in meeting its obligation hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer or any if its subsidiaries or affiliated companies and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments from the Employer hereunder, such rights are no greater than the right of an unsecured general creditor of the Employer.

8.2	Rabbi Trust. The Company may, at its sole discretion, establish a grantor trust, commonly known as a Rabbi Trust, as a vehicle for accumulating the assets needed to pay the promised benefit, but the Company shall be under no obligation to establish any such trust or any other informal funding vehicle.

ARTICLE IX

Claims

9.1	A Participant who believes he is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Plan Administrator. The Plan Administrator shall review the claim itself or appoint an individual or an entity to review the claim.

(a)	If the claim is for a benefit other than a Disability Benefit, the Claimant shall be notified within 90 days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Plan Administrator or appointee of the Plan Administrator prior to the end of the 90 day period stating that special circumstances require an extension of the time for decision. Such extension shall not extend beyond the day which is 180 days after the day the initial claim is filed.

(b)	In the case of a benefits claim that requires an independent determination by the Plan Administrator of a Participant’s Disability status, the Plan Administrator shall notify the Claimant of the Plan’s benefit determination within a reasonable period of time, but not later than 45 days after receipt of the claim. If, due to matters beyond the control of the Plan, the Plan Administrator needs additional time to process a disability claim, the Claimant will be notified, within 45 days after the Plan Administrator receives the claim, of those circumstances and of when the Plan Administrator expects to make its decision but not beyond 75 days after the day the initial disability claim is filed. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to 105 days after the day the initial disability claim is filed, provided that the Plan Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice shall specifically explain the standards on which entitlement to a Disability Benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues, and the Claimant shall be afforded at least 45 days within which to provide the specified information.

9.2	If the Plan Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(a)	The specific reasons for the denial;

(b)	A reference to the Plan provision upon which the denial is based;

(c)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(d)	An explanation of why such additional material or information is necessary;

(e)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(f)	A statement of the Participant’s right to bring a civil action under ERISA Section 502(a) following a denial on review of the initial denial.

In addition, in the case of a denial of a Disability Benefit on the basis of the Plan Administrator’s independent determination of the Participant’s Disability status, the Plan Administrator will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

9.3	Except for claims requiring the Plan Administrator’s independent determination of a Participant’s Disability status, a request for review of a denied claim must be made in writing to the Plan Administrator within 60 days after receiving notice of denial. The decision upon review will be made within 60 days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days after receipt of a request for review. A notice of such an extension shall be provided to the Claimant within the initial 60 days period and shall explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination. If the Plan is administered by a committee or a board of trustees (hereinafter collectively referred as the “Committee”) that holds regularly scheduled meetings at least quarterly, the Committee shall instead make a benefit determination no later than the date of the first meeting of such Committee that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within 30 days preceding the date of such meeting. In this case, a benefit determination may be made by no later than the date of the second meeting following the

Plan’s receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than the third meeting following the Plan’s receipt of the request for review. If such an extension of time for review is require due to special circumstances, the Plan Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Plan Administrator shall notify the Claimant, of the benefit determination as soon as possible, but not later than five (5) days after the benefit determination is made by the Committee.

9.4	In addition to having the right to review documents and submit comments as described in Section 9.3 above, a Claimant whose claim for a Disability Benefit requires an independent determination by the Plan Administrator of the Participant’s Disability status has at least 180 days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(a)	The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination (“Fiduciary”).

(b)	The appropriate Fiduciary will consult with a health professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence shall not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(c)	The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(d)	The decision on review will be made within 45 days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 90 days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial 45 day period and must explain the special circumstances and provide an expected date of decision.

9.5	Upon completion of its review of an adverse initial claim determination, the Plan Administrator will give the Claimant, in writing or by electronic notification, a notice containing:

(a)	its decision;

(b)	the specific reasons for the adverse decision;

(c)	the relevant Plan provisions on which its decision is based;

(d)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(e)	a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a);

(f)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request; and

(g)	a statement regarding other dispute resolution rights, if applicable.

9.6	For purposes of this Article IX, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with these procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

9.7	Satisfaction of Claims. Any payment to a Participant or Beneficiary shall to the extent thereof be in full satisfaction of all Claims hereunder against the Plan Administrator and the Company, either of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Plan Administrator or the Company. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Plan Administrator or the Company receives a proper receipt and release.

ARTICLE X

General Conditions

10.1	Anti-assignment Rule. The rights or interests of any Participant, spouse or Beneficiary to any benefits or future payments under the Plan shall not be subject to attachment or garnishment or other legal process by any creditor of any such Participant, spouse or Beneficiary, nor shall any such Participant, spouse or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or rights which he may expect to receive under the Plan, except as may be required by the tax withholding provisions of the Code or a state’s income tax act.

10.2	No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or any of its subsidiaries or affiliated companies. The right and power of the Company (or any of its subsidiaries or affiliated companies that is the Employee’s employer) to dismiss or discharge an Employee is expressly reserved.

10.3	No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company or any of its subsidiaries or affiliated companies.

10.4	Headings. The headings of Articles and Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

10.5	Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

10.6	Governing Law. To the extent not preempted by ERISA, the laws of the State of Michigan shall govern the construction and administration of the Plan.

10.7	Notices. Unless the Plan provides otherwise, any notice or document relating to the Plan required to be given to or filed with the Plan Administrator or the Company shall be considered as given or filed at such time and in such form as required or permitted in accordance with uniform procedures adopted by the Plan Administrator.

10.8	Litigation. In any action or proceeding regarding any Plan benefits or the administration of the Plan, Employees or former Employees, their Beneficiaries and any other persons claiming to have an interest in the Plan shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and on all persons having or claiming to have any interest in the Plan. Acceptance of participation in the Plan shall constitute a release of the Company, the Plan Administrator and its agents from any and all liability and obligation not involving willful misconduct or gross neglect.

10.9	Effect on Other Employee Benefit Plans. Any benefit paid or payable under this Plan shall not be included in a Participant’s or Employee’s compensation for purposes of computing benefits under any employee benefit plan maintained or contributed to by an Employer except as may otherwise be required under the terms of such employee benefit plan.